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                                                                    EXHIBIT 4.63

                   EXCLUSIVE CONSULTING AND SERVICE AGREEMENT

This Exclusive Consulting and Service Agreement (this "Agreement") is entered into on January 1, 2004 by and between:

PARTY A: SHANGHAI LINKTONE CONSULTING COMPANY LIMITED ("PARTY A")
Registered address: Building 6, Ganglu Plaza, No. 18 Xizang Zhonglu, Shanghai

and

PARTY B: SHANGHAI WEILAN COMPUTER COMPANY LIMITED ("PARTY B")
Registered address: 558 Dazhi Xilu, Malu Town, Jiading District, Shanghai

WHEREAS:

1. Party A is a wholly foreign owned company established and existing under the laws of the People's Republic of China ("PRC"), owning resources for consulting and services.

2. Party B is a domestic company established in Shanghai under the laws of PRC, and is permitted to provide information services (not including Internet service and telephone information service) with the approval from Shanghai Communications Bureau.

THEREFORE, the Parties, after friendly negotiation, hereby agree as follows:

Article 1 Consulting and Services: Exclusivity

1.1 During the term hereof, Party A shall provide Party B with exclusive technical and logistical consulting and services.

1.2 Party B agrees to accept the consulting and services provided by Party A. Party B further agrees that, without prior written consent of Party A, Party B shall not accept consulting and services from any third parties in connection with the aforesaid business.

Article 2 Consulting and Services

2.1 Consulting and services provided by Party A to Party B shall include but are not limited to:

2.1.1 The installation, debugging and updating of technology used by Party B.

2.1.2 Further development of technology used by Party B.

2.1.3 Other supplementary services to technology used by Party B.

2.2 Party A shall provide Party B with consulting and relevant services in connection with marketing and sales, including but not limited to:

2.2.1 Party A shall provide Party B with market research and information.

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2.2.2 Party A shall provide Party B with market prospects.

2.2.3 Party A shall provide Party B with marketing of products, including but not limited to market planning and advertisement.

2.2.4 Party A shall provide Party B with sales services, including but not limited to sales coordination and after-sale service.

2.3 Party A shall provide Party B with consulting and services in connection with legal, financial and administrative affairs.

2.3.1 Party A's legal department shall provide legal services to Party B and assist Party B in dealing with any and all legal affairs, including but not limited to litigation and non-litigation affairs.

2.3.2 Party A's financial department shall provide financial services to Party B and assist Party B in dealing with any and all financial affairs, including but not limited to taxation and settlement affairs.

2.3.3 Party A's administrative department shall provide administrative and logistical services to Party B and ensure the normal operation of Party B.

Article 3 Fees and Payment

3.1 In consideration of Party A's consulting and services to Party B, Party B shall pay Party A a lump sum consulting and service fee in the amount of RMB 64,500,000.

3.2 Term of payment: Party B shall pay Party A the aforesaid amount prior to March 31, 2005.

3.3 Method of payment: All the amounts that Party B should pay Party A shall be remitted in RMB to the following account:

         Bank:
         Address:
         Bank account:

Article 4 Representations and Warranties

4.1 Party A hereby represents and warrants that:

4.1.1 Party A is a company duly established and existing under the laws of the People's Republic of China.

4.1.2 The execution and performance of this Agreement is within the corporate power and business scope of Party A; Party A has adopted all necessary corporate actions and authorization and has obtained consent and approval from all necessary third parties and government authorities; and this Agreement is not in violation of the legal and contractual obligations binding on Party A.

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4.1.3 Upon execution, this Agreement shall constitute legal, effective, and binding obligations upon Party A and enforceable according to the terms hereof.

4.2 Party B hereby represents and warrants that:

4.2.1 Party B is a company duly established and existing under the laws of the People's Republic of China, and has the right to provide information services.

4.2.2 The execution and performance of this Agreement is within the corporate power and business scope of Party B; Party B has adopted all necessary corporate actions and authorization and has obtained consent and approval from all necessary third parties and government authorities; and this Agreement is not in violation of the legal and contractual obligations binding on Party B.

4.2.3 Upon execution, this Agreement shall constitute legal, effective, and binding obligations upon Party B and enforceable according to the terms hereof.

Article 5 Confidentiality

5.1 Party B agrees to take all reasonable measures to keep confidential all confidential materials and information ("Confidential Information") obtained or accessed by Party B in the course of Party A's exclusive consulting and services, and shall not disclose, assign or transfer such Confidential Information to any third parties without Party A's prior written consent. Upon termination of this Agreement, Party B shall at Party A's request return to Party A or destroy at its own expense any document, material or software embodied with Confidential Information, and delete any Confidential Information from any related storage device, and shall not use such Confidential Information any further.

5.2 Both parties agree, this Article 5 shall survive the amendment, termination or expiration of this Agreement.

Article 6 Indemnity

      Party B shall indemnify and hold Party A harmless from any losses, damages, liabilities and expenses in connection with any acts, claims or other demands against Party A arising from or in connection with the content of the consulting and services required by Party B.

Article 7 Term

7.1 This Agreement shall become effective upon execution by authorized representatives of both parties. The term of this Agreement shall commence from the effective date hereof until December 31, 2004.

7.2 This Agreement may be renewed upon written approval from Party A prior to the expiration hereof. The renewed term hereof shall be separately agreed upon by the parties hereto.

Article 8 Amendment; Termination

8.1 Unless being renewed according to relevant provisions hereof, this Agreement shall be terminated at the date of expiration.

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8.2 During the term hereof, Party B shall not terminate this Agreement unless there is any material negligence, fraud, other illegal activities or bankruptcy on the part of Party A. Notwithstanding the foregoing, Party A has the right to terminate this Agreement upon 30 days prior written notice to Party B.

8.3 The rights and obligations of the parties under Article 4 and Article 5 shall survive the termination of this Agreement.

8.4 In the event that any Party is in material breach hereof, including without limitation the violation of obligations under Article 2 and Article 3 hereof, and fails to remedy within 30 days after receipt of notice from the other Party about the occurrence and continuance of the breach, the other Party may terminate this Agreement immediately upon written notice to the Party, provided, however, the termination of this Agreement shall not preclude the non-breaching Party's rights or remedies under the law or any other rights or remedies available to it.

Article 9. Force Majeure

9.1 "Force Majeure" shall refer to any and all events after the execution of this Agreement which preclude any Party hereto from performance of all or any part hereof and which cannot be predicted at the time of execution and the occurrence and result of which cannot be avoided or overcome, including earthquakes, typhoons, floods, fire, war, international or domestic transportation interruptions, government or public entity prohibitions or similar acts, infectious disease, and any other unpredictable or unavoidable events, including such events generally accepted as force majeure events by international business practice.

9.2 Upon occurrence of a Force Majeure event, the obligations of the Party affected by such event shall be suspended for performance during the period thereof and extended automatically for a period of time equal to the period of suspension, and neither Party shall pay any damages or indemnification.

9.3 The Party purporting occurrence of a Force Majeure event shall within [ ] days after the occurrence thereof send written notice to the other Party of the occurrence and lasting period of the Force Majeure event, and shall try every reasonable effort to bring an end to such Force Majeure event.

9.4 After the occurrence of Force Majeure event, both parties shall promptly negotiate to agree on a fair solution thereto and try all reasonable efforts to alleviate the impact of such Force Majeure event.

Article 10. Notice

10.1 Any Party hereto shall be under an obligation to notify the other party in writing in an efficient manner within a reasonable time of any event which would possibly result in a dispute under or affect the performance of this Agreement.

10.2 In this Agreement, a notice shall be effectively confirmed by way of registered mail, express courier or personal delivery.

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10.3 Any written notice to be delivered by registered mail, express courier or personal delivery shall be deemed to have been received when the delivery is confirmed by signature, or on the seventh day of receipt of such notice. If the former date comes earlier than the latter date, the former shall prevail and vice versa. Notices shall be sent to the respective address of the Parties as follows:

      Address of Party A:
                          Postal Code:

      Address of Party B:
                          Postal Code:

      A written notice shall be given to the other party if any change to the above address is made.

Article 11. Dispute Resolution

11.1 All disputes between the parties in connection with the performance of this Agreement shall be first resolved through friendly consultation. If no settlement can be reached through friendly consultation, the dispute shall be resolved by litigation or any means other than litigation.

11.2 In the event that any disputes between the parties cannot be resolved through friendly consultation, either party may institute an action to the People's Court where Party A is located.

11.3 Except for any matters of this Agreement that are in dispute, the remainder of this Agreement shall continue to be performed in accordance herewith when the litigation is taking place.

Article 12. Governing Law

      This Agreement shall be governed and construed in accordance with the laws of the People's Republic of China.

Article 13. General Provisions

13.1 Waiver by any Party hereto of a breach or non-performance of any provision on the part of the other party, or the non-performance of any provision or inability to exercise any right under this Agreement by any Party on one or more shall not constitute an amendment to any rights under this Agreement, nor as a waiver of any subsequent breach or non-performance of any such provisions or rights under this Agreement.

13.2 The invalidity of any provision of this Agreement shall not affect the validity of any other provisions hereof. If any provision of this Agreement is invalid, it shall be deemed to be replaced by such provision which will not be considered invalid and will be close to the original intent of the Parties as nearly as possible.

13.3 Without the written consent of the Licensor, the Licensee shall not transfer, lease, pledge or sub-license to any third parties this Agreement nor any rights and obligations

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granted to the Licensee by the Licensor hereunder. In addition, Licensee shall not transfer in any other manner the economic interests licensed to it or any part of its rights hereunder to third parties.

13.4 This Agreement and its attachments constitute the entire agreement between the Parties hereto with respect to the subject matter hereof. In the event that there are any conflicts between this Agreement and prior understandings, representations, arrangements, undertakings or agreements between the Parties hereto, both oral and written, this Agreement shall prevail and supersede all understandings, representations, arrangements, undertakings and agreements, both written and oral, which are in conflict with this Agreement.

13.5 Headings of this Agreement are inserted for convenience only and shall not be used as an interpretation to any provision of this Agreement nor shall it be constituted as restrictions on this Agreement.

Article 14 Supplementary Provisions

14.1 This Agreement is executed in [ ] original copies and each Party shall keep [ ].

14.2 All documents and agreements executed by the Parties in connection with the consulting and services shall constitute attachments hereto. They shall be the integral part of this Agreement and have the same legal effect with this Agreement.

14.3 This Agreement may be amended, revised or supplemented subject to an unanimous agreement of the parties through consultation, and shall become effective after it is signed and sealed by the duly authorized representatives of the Parties.

14.4 Any matter which is not covered by this Agreement shall be handled in accordance with the Contract Law of the People's Republic of China and relevant laws.

PARTY A: SHANGHAI LINKTONE CONSULTING COMPANY LIMITED

Authorized Representative: /s/ Him Tiem Foo
Date:                      ------------------------------------

PARTY B: SHANGHAI WEILAN COMPUTER COMPANY LIMITED

Authorized Representative: /s/ Wei Long
Date:                      -------------------------------------

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